Exhibit 99.2

ATLANTIC INTERNATIONAL'S CIRCLE8 SECURES SECOND MAJOR GOVERNMENT CONTRACT AWARD WITH MINIMUM VALUE OF $52 MILLION

ENGLEWOOD CLIFFS, NEW JERSEY – June 23, 2026 – Atlantic International Corp (Nasdaq: ATLN), a leading provider of workforce solutions, today announced that Seven Stars B.V., a company within its Circle8 Group platform, has been awarded a four-year framework agreement by the Dutch Vehicle Authority (RDW) for the provision of specialized ICT (Information and Communications Technology) professionals.
Seven Stars secured the contract through a competitive procurement process involving sixteen participants. Based on the procurement documentation, the framework agreement represents a minimum contract value of approximately $52 million over its four-year term.
This award follows Circle8 Group's recently announced public sector contract award with an estimated value of approximately $380 million and further demonstrates the platform's ability to secure large-scale assignments in highly competitive markets.
Jeffrey Jagid, Chief Executive Officer of Atlantic International, commented:
"Following the recently announced $380 million public sector contract award, this additional four-year agreement with a minimum value of $52 million further demonstrates the strength of the Circle8 platform and our ability to consistently win significant assignments. Together, these awards reflect the quality of our professionals, the depth of our client relationships, and our ability to deliver mission-critical workforce solutions for large organizations across Europe."
Guus Franke, Executive Chairman of Atlantic International, added:
"Winning major contracts repeatedly is a reflection of the strength of the platform, the quality of our people, and the trust clients place in our organization. This latest award further strengthens our position in the Dutch market and continues a strong series of commercial wins across the Circle8 Group platform."
Including the previously announced public sector award, Circle8 Group has announced public sector contract wins with an aggregate estimated value exceeding $430 million in recent weeks.
Following the acquisition of Circle8 Group earlier this year, Atlantic International operates a workforce solutions platform with annualized revenue exceeding $1.1 billion (unaudited) across North America and Europe. This latest award further expands Circle8 Group's public sector client portfolio and reinforces its position as a leading provider of specialized technology and professional staffing solutions across Europe.
About Atlantic International Corp
Atlantic International Corp. (Nasdaq: ATLN) is a global workforce solutions company providing staffing, recruitment, professional services, and outsourced workforce management solutions. Through its operations in North America and Europe, including the Circle8 Group platform, Atlantic serves a diverse base of public and private sector clients across multiple industries.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding expected contract values, future revenue opportunities, business prospects, growth initiatives, market opportunities, and the anticipated benefits of Atlantic's acquisition of Circle8 Group. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those described herein. Readers are cautioned not to place undue reliance on forward-looking statements. Atlantic undertakes no obligation to update or revise any forward-looking statements except as required by law.